SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

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ASA Gold and Precious Metals Limited

(Name of Registrant as Specified In Its Charter)

Saba Capital Management, L.P.

Boaz R. Weinstein

Maryann Bruce

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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From time to time Saba may disseminate the below press release, in whole or in part:

Supreme Court of Bermuda Issues Interim Injunction Restraining ASA and Two of its Directors – Mary Joan Hoene and William Donovan – From Unauthorized Use of Company Resources and Ordering Them to Withdraw Recent Company SEC Filings

Interim Injunction Prohibits Ms. Hoene and Mr. Donovan From Using ASA’s Corporate Machinery to Interfere With or Influence the Upcoming Special Meeting

Bermuda Court Made the Extraordinary Order of Requiring Ms. Hoene and Mr. Donovan to Withdraw Recent Company SEC Filings and Cancel Any Instructions Sent to Broadridge

Follows Recent Ruling from a U.S. Court That Found Ms. Hoene and Mr. Donovan Violated Federal Law With the Adoption of an Illegal Poison Pill

New York, NY – (BUSINESS WIRE) – Paul Kazarian, a member of the Board of Directors (the “Board”) of ASA Gold and Precious Metals Limited (NYSE: ASA) (“ASA” or the “Company”), today provided an update pertaining to the interim injunction Order issued on May 8, 2025 by the Supreme Court of Bermuda (the “Bermuda Court”) in response to the legal proceeding he commenced against ASA and two of its sitting directors, Mary Joan Hoene and William Donovan, to prevent any further interference with the Company’s upcoming Special General Meeting of Shareholders (the “Special Meeting”) and 2025 Annual General Meeting of Shareholders (the “Annual Meeting”). The Special Meeting is scheduled to take place on June 13, 2025.

Mr. Kazarian's legal claim filed on April 30, 2025 alleges that Ms. Hoene and Mr. Donovan took improper measures throughout the past year to thwart the will of ASA shareholders by creating two new Board committees and using them to circumvent the full Board’s oversight and misappropriate Company resources to advance their own personal agendas. His claim also alleges that Ms. Hoene and Mr. Donovan attempted to use their Board committees to improperly nominate their own slates of director candidates for election by shareholders at the Special Meeting and Annual Meeting, without the required approval of ASA's full Board.

Overview of Bermuda Court Order:

•	In response to Mr. Kazarian’s legal claim, the Bermuda Court issued a broad and comprehensive interim injunction order on May 8, 2025, which prohibits ASA, Ms. Hoene and Mr. Donovan from interfering with the upcoming Special Meeting and the Annual Meeting, noting that the failure to comply with the interim injunction Order could result in them being found in contempt of court.

•	In its ruling, the Bermuda Court held that Mr. Kazarian’s claims are “seriously arguable on the merits” and have “a realistic prospect of success.”

•	The interim injunction Order also prohibits Ms. Hoene and Mr. Donovan from “[p]urporting to act on behalf of the Company” with respect to any general meeting of the Company, unless authorized to by the full Board. Among other things, this restricts them from corresponding or contacting ASA shareholders and proposing their own slate of director candidates for election by ASA shareholders.

•	In addition, the interim injunction Order requires that ASA, Ms. Hoene and Mr. Donovan withdraw or otherwise cancel the following, unless authorized by the full Board:

o	Any filings made with the U.S. Securities and Exchange Commission on behalf of ASA, their Board committee or in their capacity as directors, after notice of Mr. Kazarian’s legal claim was received on April 30, 2025.

o	Any documents or instructions provided to the Company's clearinghouse (Broadridge Financial Solutions, Inc.) on behalf of ASA, their Board committee or in their capacity as directors, after notice of Mr. Kazarian’s legal claim was received on April 30, 2025.

•	The interim injunction will remain in place until the Bermuda Court decides on the next steps at a future court hearing scheduled for May 21-22, 2025.

The U.S. District Court for the Southern District of New York Recently Found Ms. Hoene and Mr. Donovan Broke Federal Law

On March 28, 2025, just weeks prior to the Bermuda Court’s ruling, the United States District Court for the Southern District of New York (the “U.S. District Court”) ruled that ASA, Ms. Hoene, Mr. Donovan and incumbent directors Bruce Hansen and Axel Merk broke federal law with the adoption of a poison pill that violated the Investment Company Act of 1940. Despite the U.S. District Court's ruling, on March 31, 2025, the next business day, Ms. Hoene and Mr. Donovan used their Board committee to unilaterally issue an extension of the poison pill in conflict with the U.S. District Court's decision.

Contacts

Longacre Square Partners

Bela Kirpalani, 646-386-0091

bkirpalani@longacresquare.com